As filed with the Securities and Exchange Commission on January 4, 2021.

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Builders FirstSource, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	52-2084569
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2001 Bryan Street, Suite 1600

Dallas, Texas 75201

(214) 880-3500

(Address, Including Zip Code, of Principal Executive Offices)

Stock Building Supply Holdings, Inc. 2013 Incentive Compensation Plan

Builders FirstSource, Inc. 2014 Incentive Plan

(Full Title of the Plan)

Timothy D. Johnson, Esq. Executive Vice President, General Counsel and Corporate Secretary Builders FirstSource, Inc. 2001 Bryan Street, Suite 1600 Dallas, Texas 75201 (214) 880-3500	With a copy to: John B. Shannon, Esq. Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value	83,993 (1)(5)	$12.69 (3)	$1,065,871 (3)	$116.29
Common Stock, $.01 par value	6,568,530 (2)(5)	$41.64 (4)	$273,513,589 (4)	$29,840.33
Total	6,652,523		$274,579,460	$29,956.62

(1)

Amount to be registered consists of shares of common stock of Builders FirstSource, Inc., a Delaware corporation (the “Company”), to be issued upon exercise of stock options previously granted by BMC Stock Holdings, Inc., a Delaware corporation (“BMC”), under the Stock Building Supply Holdings, Inc. 2013 Incentive Compensation Plan (the “BMC 2013 Plan”), which plan and awards were assumed by the Company in connection with consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of August 26, 2020 (the “Merger Agreement”), by and among the Company, BMC and Boston Merger Sub I Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub merged with and into BMC, with BMC continuing as the surviving corporation and becoming a wholly-owned subsidiary of the Company (the “Merger”).

(2)

Pursuant the Merger Agreement, the Company assumed the BMC Stock Holdings, Inc. 2020 Incentive Compensation Plan (the “BMC 2020 Plan”). Amount to be registered consists of shares of Company common stock to be issued pursuant to the grant or exercise of awards under the Builders FirstSource, Inc. 2014 Incentive Plan (the “Builders 2014 Plan”), in an amount equal to the number of shares authorized and available for future awards under the BMC 2020 Plan, as adjusted to reflect the Merger.

(3)

Determined in accordance with Rule 457(h) under the Securities Act of 1933, as amended, for purposes of calculating the registration fee, based on the weighted-average exercise price per share of the stock options outstanding under the BMC 2013 Plan and assumed by the Company.

(4)

Determined in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, for purposes of calculating the registration fee, based on the average of the high and low prices of the Company’s common stock as reported on the NASDAQ Global Select Market on December 29, 2021.

(5)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.

Explanatory Note

Builders FirstSource, Inc. (the “Company”) entered into an Agreement and Plan of Merger, dated as of August 26, 2010 (the “Merger Agreement”), with BMC Stock Holdings, Inc., a Delaware corporation (“BMC”) and Boston Merger Sub I Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub was merged with and into BMC, with BMC continuing as the surviving corporation and becoming a wholly-owned subsidiary of the Company (the “Merger”). Pursuant to the Merger, the Company assumed the following stockholder-approved equity compensation plans of BMC (i) the Stock Building Supply Holdings, Inc. 2013 Incentive Compensation Plan (the “BMC 2013 Plan”), including stock options previously granted by BMC to its employees and service providers under such plan (the “Assumed Options”), and (ii) the BMC Stock Holdings, Inc. 2020 Incentive Compensation Plan (the “BMC 2020 Plan”), including shares authorized and available for future awards under such Plan (the “Available Shares”)

Pursuant to The Nasdaq Stock Market Rule 5635, the Company is registering an aggregate of 6,648,805 shares of the Company’s common stock (the “Shares”) that may be issued pursuant to (i) the exercise of the Assumed Options under the BMC 2013 Plan, and (ii) the grant or exercise of future awards under the Builders 2014 Plan with respect to the Available Shares, during such time as awards could have been granted under the BMC 2020 Plan and to individuals who were not employed by the Company or any of its subsidiaries immediately prior to the Merger. The number of Shares has been appropriately adjusted to reflect the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b) Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Timothy D. Johnson, the Company’s Corporate Secretary, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:

(1) The Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (as filed with the Commission on February 21, 2020) (the “Form 10-K”);

(2) Quarterly Reports on Form 10-Q for the quarterly periods ended March  31, 2020 (filed with the Commission on May 1, 2020), June 30, 2020 (filed with the Commission on July 31, 2020) and September 30, 2020 (filed with the Commission on October 30, 2020);

(3) Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the Commission on January 13, 2020, February   11, 2020, April 21, 2020, April 24, 2020, June 22, 2020, August 14, 2020, August 27, 2020, August  27, 2020, October  15, 2020, November  16, 2020, December  4, 2020, December  22, 2020 and January 4, 2021;

(4) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2019;

(5) The description of the Company’s Common Stock that is contained in the Company’s Registration Statement on Form 8-A filed with the Commission on June 14, 2005 (File No. 333-51357) under the Exchange Act, as updated by the description of the Registrant’s Common Stock contained in Exhibit 4.5 to the Form 10-K, and including any other amendment or report filed for the purpose of updating such description; and

(6) All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as directors or officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue, or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Any such indemnification may be made by such corporation only as authorized in each specific case upon a determination by the stockholders, disinterested directors, or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions, or other distributions, or for any transaction from which the director derived an improper personal benefit. The Company’s amended and restated certificate of incorporation and amended and restated by-laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to the Company or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law.

The Company has entered into indemnification agreements with its directors. The indemnification agreements provide indemnification to the Company’s directors under certain circumstances for acts or omissions that may not be covered by directors’ and officers’ liability insurance and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. The Company currently maintains liability insurance for its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Builders FirstSource, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 4 to the Registration Statement of the Company on Form S-1, filed with the Commission on June 6, 2005, File Number 333-122788)

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Builders FirstSource, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on January 4, 2021, File Number 000-51357)

4.3	Amended and Restated By-Laws of Builders FirstSource, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on November 6, 2017, File Number 000-51357)

5.1	Opinion of Alston & Bird LLP.

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on signature page).

99.1	Builders FirstSource, Inc. 2014 Incentive Plan (incorporated by reference to Appendix A of the Company’s definitive Proxy Statement on Schedule 14A, filed with the Commission on April 11, 2014, File Number 000-51357)

99.2	Amendment to the Builders FirstSource, Inc. 2014 Incentive Plan (incorporated by reference to Appendix A of the Company’s definitive Proxy Statement on Schedule 14A, filed with the Commission on April 14, 2016, File Number 000-51357)

99.3	Stock Building Supply Holdings, Inc. 2013 Incentive Compensation Plan (incorporated by reference to Exhibit 10.21 to Amendment No. 2 to the Registration Statement of BMC Stock Holdings, Inc. on Form S-1, filed with the Commission on July 29, 2013, File Number 333-189368)

Item 9.	Undertakings.

(a)	The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 4, 2021.

Builders FirstSource, Inc.

By:	/s/ M. Chad Crow
M. Chad Crow
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy D. Johnson and M. Chad Crow, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of the, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ M. Chad Crow M. Chad Crow	Chief Executive Officer (Principal Executive Officer)	January 4, 2021

/s/ Peter M. Jackson Peter M. Jackson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 4, 2021

/s/ Jami Coulter Jami Coulter	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	January 4, 2021

/s/ Paul S. Levy Paul S. Levy	Chairman of the Board and Director	January 4, 2021

/s/ Daniel Agroskin Daniel Agroskin	Director	January 4, 2021

/s/ Mark A. Alexander Mark A. Alexander	Director	January 4, 2021

/s/ Cory J. Boydston Cory J. Boydston	Director	January 4, 2021

/s/ David W. Bullock David W. Bullock	Director	January 4, 2021

/s/ Cleveland A. Christophe Cleveland A. Christophe	Director	January 4, 2021

/s/ David E. Flitman David E. Flitman	Director	January 4, 2021

/s/ William Bradley Hayes William Bradley Hayes	Director	January 4, 2021

/s/ Brett N. Milgrim Brett N. Milgrim	Director	January 4, 2021

/s/ James O’Leary James O’Leary	Director	January 4, 2021

/s/ Floyd F. Sherman Floyd F. Sherman	Director	January 4, 2021

/s/ Craig Steinke Craig Steinke	Director	January 4, 2021